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                                                                    Exhibit 23.3


                             CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4, No. 333-67804) and related Prospectus of PRIMEDIA Inc. for the registration of $500.0 million 8 7/8% Senior Notes due 2011 and to the incorporation by reference therein of our report dated January 29, 2001 (except Note 6, as to which the date is March 29, 2001) with respect to the consolidated financial statements of About.com, Inc. and subsidiaries included in PRIMEDIA Inc.'s Current Report on Form 8-K/A dated April 26, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
September 6, 2001